Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Citigroup Global Markets Holdings Inc. Issuer: Citigroup Inc. Guarantor: SPDR® S&P 500® ETF Trust (ticker: “SPY”) Underlying: October 18, 2024 Pricing date: October 10, 2025 Valuation date: October 15, 2025 Maturity date: $40.50 per security (representing a digital return equal to 4.05% of the stated principal amount) Digital return amount : $1,000 × the absolute value of the underlying return Absolute return amount: 96.00% of the initial underlying value Digital barrier value: 80.00% of the initial underlying value Final buffer value: 20.00% Buffer percentage: 173070AE3 / US173070AE38 CUSIP / ISIN: The closing value of the underlying on the pricing date Initial underlying value: The closing value of the underlying on the valuation date Final underlying value: ( i ) The final underlying value minus the initial underlying value, divided by (ii) the initial underlying value Underlying return: • If the final underlying value is greater than or equal to the digital barrier value: $1,000 + the digital return amount • If the final underlying value is less than the digital barrier value but greater than or equal to the final buffer value: $1,000 + the absolute return amount • If the final underlying value is less than the final buffer value: $1,000 + [$1,000 × (the underlying return + the buffer percentage)] If the final underlying value is less than the final buffer value, which means that the underlying has depreciated from the initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Payment at Maturity: $1,000 per security Stated principal amount: Preliminary Pricing Supplement dated September 24, 2024 Pricing Supplement: Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 11 Month Dual Directional Buffer Securities Linked to SPY Hypothetical Payment at Maturity Hypothetical Payment at Maturity Hypothetical Security Return Hypothetical Underlying Return $1,040.50 4.05% 100.00% $1,040.50 4.05% 75.00% $1,040.50 4.05% 50.00% $1,040.50 4.05% 25.00% $1,040.50 4.05% 10.00% $1,040.50 4.05% 5.00% $1,040.50 4.05% 4.05% $1,040.50 4.05% 0.00% $1,040.50 4.05% - 4.00% $1,050.00 5.00% - 5.00% $1,100.00 10.00% - 10.00% $1,200.00 20.00% - 20.00% $999.90 - 0.01% - 20.01% $700.00 - 30.00% - 50.00% $200.00 - 80.00% - 100.00%

Selected Risk Considerations • You may lose a significant portion of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the underlying. If the underlying depreciates by more than the buffer percentage from the initial underlying value to the final underlying value, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. • Your potential return on the securities from appreciation of the underlying is limited. • Your potential for positive return from depreciation of the underlying is limited. • The securities do not pay interest. • You will not receive dividends or have any other rights with respect to the underlying. • Your payment at maturity depends on the closing value of the underlying on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date is less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • Even if the underlying pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. • The securities will not be adjusted for all events that may have a dilutive effect on or otherwise adversely affect the closing value of the underlying. • The securities may become linked to an underlying other than the original underlying upon the occurrence of a reorganization event or upon the delisting of the underlying shares. • The value and performance of the underlying shares may not completely track the performance of the underlying index that the underlying seeks to track or the net asset value per share of the underlying. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.